Exhibit 10.6

DIRECTOR CONTRACT

Between the undersigned

Sune Mathiesen

Soren Møllers Gade 4A

8900 Randers

CPR no.:

(Hereinafter called the “Director”)

and

LiqTech International A/S

Industriparken 22C

2750 Ballerup

CVR no.: 2512 1031

(Hereinafter called the “Company”)

has today signed the following Executive Contract (the “Contract”):

1.	RECRUITMENT

1.1.	This Contract is effective as of October 15, 2018.

2.	EMPLOYMENT AND RESPONSIBILITIES

2.1.

The Director is subject to statutory rules and liability to the Board to perform the Company’s total business. The Director is responsible for the daily management of the Company and duties as assigned by the Chairman of LiqTech International Inc. The place of employment is Copenhagen.

2.2.	The Director shall appoint and dismiss the Company’s staff and provides staff with working areas and provide them with working authority.

2.3.	The Director shall be reported as a director to the Danish Commerce and Companies Agency.

2.4.	The Director will also serve as a director for LiqTech International Inc.

3.	SALARY, BONUS, PENSION AND WAGES REGULATORY

3.1.

Beginning April 1, 2018, the Director’s annual salary is DKK 1,800,000 per year and shall be paid in equal monthly installments on the last business day of each month, in accordance with the Company’s standard payroll practices.

3.2.

The Director shall be eligible to receive an annual cash bonus of 100% - 150% of the Director’s annual salary if certain performance targets are met, as determined annually by the Company’s Compensation Committee. Any annual cash bonus will be paid after the approval of the Company’s audited financial statements by the Company’s Audit Committee. For calendar year 2018 only, a special annual bonus of USD 100,000 will be paid if the Company is EBIT positive, with an increase in bonus of up to an additional USD 100,000 if EBITDA is greater than USD 1,000,000, with a pro rated payment for EBITDA less than USD 1,000,000 but greater than USD 0. The Compensation Committee reserves the right to provide a discretionary bonus to ensure equitable compensation for performance.

3.3.

On the date of award of any cash bonus earned during 2018, 2019 or 2020, the Director will be entitled to a grant of restricted common shares of LiqTech International, Inc. of equal value to such cash bonus.

3.4.	The Company shall pay 10% of the Director’s monthly salary as pension for the Director.

3.5.	The Director’s salary shall be reviewed by the Company in December of each year and may or may not be changed.

4.	OTHER BENEFITS

4.1.	The Company shall provide a broadband connection in the Director’s residence and shall be responsible for all installation and operating costs for such broadband connection.

4.2.	The Company shall provide a mobile telephone to the Director and shall be responsible for phone charges connected thereto.

4.3.	The Company shall provide a laptop to the Director.

4.4.	The Company shall provide a company car to the Director. The company car will be at the Director’s choice but with a maximum monthly leasing of DKK 16,000.

4.5.	The tax consequences for the Director of the private disposal facilities listed above are treated by the Company according to applicable law.

5.	TRAVEL AND ENTERTAINMENT

5.1.

Director’s travel expenses for travel and representation in the Company’s interest will be reimbursed by the Company within fifteen days of receipt of appropriate documentation in accordance with Company policies. Travel in the Director’s own car will be reimbursed according to Company policies.

6.	CONTINUING EDUCATION

6.1.	The Director is entitled to one, compared to his position, proper training program, paid by the Company. The director is planning its own continuing education and shall notify the chairman thereof.

7.	HOLIDAY

7.1.

Holidays are earned and held in accordance with the rules of the Holidays Act equivalent to 5 weeks annually. The special holiday allowance under the Holidays Act is paid by 1.5% and includes with the same percentage in the calculation of holiday pay on resignation

7.2.	The Director will plan the holiday himself but is obligated to take the Company’s best interests into account. The Director must notify the Chairman of the planned holiday.

7.3.	Upon resignation, the Director is entitled to a 12.5% holiday allowance. The holiday allowance is paid in cash upon resignation along with the last salary payment.

8.	TERMINATION

8.1.

This Contract may be terminated by either party upon at least 12 months’ prior written notice to the other party. In the event that the contract is terminated by the Company, the Director may be released from duties and be paid 12 months’ salary immediately.

8.2.

If the Director within a period of 12 consecutive months has collected salary for a total of 120 days while the Director has been sick (including Sundays and holidays) this Contract may be terminated upon 1 month written notice. Notice shall be given immediately on the expiry of the 120 sick days, and while the Director still is reported sick.

8.3.

On resignation the Director is required to return all materials, including copies as well as effects belonging to the Company in possession of the Director. This also applies to credit cards, keys, etc. The Director cannot exercise any lien in any of this material.

8.4.	Termination is otherwise subject to the Employers’ and Salaried Employees’ Act.

9.	CONFIDENTIALITY

9.1.

The Director has duty of confidentiality regarding everything that he discovers and learns in connection with his employment as Director, unless they are facts that within the nature of things must be brought forward to a third party. This duty of confidentiality is also valid after the Director’s resignation.

10.	COPIES OF CONTRACT, VENUE ETC.

10.1.

Any dispute between the Company and the Director on the occasion of this Contract of employment must, if agreement between the parties cannot be reached by negotiations, be decided by the ordinary courts in Denmark.

10.2.	This contract is drawn up into 2 equal sounding signed copies, one of which remains with the Company, while the other handed to the Director.

11.	ENTIRE AGREEMENT

11.1.	This Contract amends and restates in its entirety the Director Contract entered into between the parties on July 29, 2014, which is hereby terminated and replaced by this Contract.

Signature

Copenhagen 15/10/2018	Copenhagen 15/10/2018

/s/ Sune Mathiesen	/s/ Claus Toftegaard
Sune Mathiesen	LiqTech International A/S

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